Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-285981, 333-285872, 333-282359, and 333-284324) and Form S-8 (No. 333-284987) of our report dated September 29, 2025, with respect to the consolidated financial statements of Damon Inc. included in this Annual Report on Form 10-K for the year ended June 30, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

September 29, 2025